Exhibit 10.7

Summary Sheet for Executive Cash Compensation

I. Base Salaries

The following table sets forth the current base salaries provided to our chief executive officer and four most highly compensated executive officers, which salaries were determined by the Compensation Committee in January 2005:

Name	2005 Base Salary
David Carter	$340,000
Pamela Contag	$310,000
William Albright	$285,000
Michael Sterns	$285,000
Anthony Purchio	$275,000

II. Executive Management Bonus Plan – 2004 Payouts

Pursuant to the Executive Management Bonus Plan, certain executive officers were eligible to receive an annual bonus in 2004, set as a percentage of base salary, based on the achievement of specific financial goals and targets, which were established at the beginning of the year. The following table sets forth the actual 2004 bonuses earned by our chief executive officer and four most highly compensated executive officers, as determined by the Compensation Committee in January 2005:

Name	Actual 2004 Bonus Payout
David Carter	$75,000
Pamela Contag	$75,000
Anthony Purchio	$39,500
Michael Sterns	$60,000
William Albright	$40,000

III. Executive Management Bonus Plan - 2005

In January 2005, the Compensation Committee reviewed financial targets and awards for 2005 bonuses. Target bonuses for 2005 range from 30% to 50% as a percentage of base salary for our chief executive officer and four most highly compensated executive officers.